Exhibit 99.1

Pier 1 Imports, Inc. Appoints Terry London Interim President and CEO

FORT WORTH, Texas--(BUSINESS WIRE)--December 14, 2016--Pier 1 Imports, Inc. (NYSE:PIR) today announced that its Board of Directors has appointed Terry E. London, Chairman, to the position of Interim President and Chief Executive Officer. Mr. London’s appointment will become effective January 1, 2017, in conjunction with the planned departure of Alex W. Smith, Pier 1 Imports’ current President and CEO on December 31, 2016.

“I am pleased to step in as Interim CEO as we continue to collaborate with Korn Ferry on our search for a new Chief Executive Officer,” said Terry London, Chairman. “The Board has worked diligently to identify exemplary candidates who share our commitment to delivering long-term shareholder value. Notably, the next leader of Pier 1 Imports will be just the fifth CEO in the Company’s nearly 55-year history.”

“As I have previously expressed, we on the Board all wish Alex the very best and remain grateful for his remarkable stewardship of the Pier 1 Imports brand over the past 10 years.”

Alex Smith, President and CEO, stated, “Terry has a keen understanding of the unique culture and customer first mindset at Pier 1 Imports. Equally important, he is aware of the long-term potential that exists for our brand and committed to pursuing the multitude of opportunities that exist with our omni-channel platform now firmly in place. I would like to thank Terry for his unswerving personal support throughout my tenure at Pier 1 Imports.”

Mr. London concluded, “I am looking forward to working with our talented executive team and dedicated associates during this interim period. We are pleased with our performance thus far in the holiday season and remain focused on the merchandising, marketing and customer engagement initiatives that helped drive our strong third quarter financial results, which we announced separately today.”

Mr. London has served as the non-executive Chairman of the Board of Directors of Pier 1 Imports since June of 2012 and has been a director since 2003. Until July of 2015 he served as Chairman of the Board of London Broadcasting Company, Inc. which he founded in 2007 to identify and acquire media and entertainment companies. Mr. London is also a member of the Board of Johnson Outdoors, Inc. (NASDAQ: JOUT). He was previously President and CEO of Gaylord Entertainment Company, a diversified media and entertainment company, and a member of the Board of Directors of Bass Pro Shops, Inc. He began his career with KPMG and is a Certified Public Accountant.

Pier 1 Imports, Inc. is the original global importer of home décor and furniture. Information about the Company is available on www.pier1.com.

CONTACT:
Pier 1 Imports, Inc.
Investor Relations Contact:
Bryan Hanley, 817-252-6083